Exhibit 99.5

FIRST AMENDMENT

TO THE

ENTRADA THERAPEUTICS, INC. 2025

INDUCEMENT EQUITY PLAN

THIS FIRST AMENDMENT TO THE ENTRADA THERAPEUTICS, INC. 2025 INDUCEMENT EQUITY PLAN (this “First Amendment”) is effective as of January 1, 2026.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

WHEREAS, Entrada Therapeutics, Inc., a Delaware corporation (the “Company”), currently grants equity awards to induce highly qualified prospective employees who are not currently employed by the Company and its Affiliates to accept employment and provide them with a proprietary interest in the Company as an inducement material to such individual’s entry into employment with the Company in accordance with to Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. under its 2025 Inducement Equity Plan (the “Plan”);

WHEREAS, the Plan to date reserves an aggregate of 270,000 shares of Stock for issuance in connection with awards granted thereunder;

WHEREAS, the Company desires to amend the Plan as set forth in this First Amendment to increase the number of shares of Stock reserved for issuance under the Plan by 485,000 shares; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan as set forth in this First Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.           Section 3(a) of the Plan is deleted in its entirety and replaced with the following:

“(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 755,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2.           Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect.  In the event of a conflict between this First Amendment and the Plan, this First Amendment shall control.

DATE APPROVED BY BOARD OF DIRECTORS: December 2, 2025